AGRITEK HOLDINGS INC.

EMPLOYMENT AND

BOARD OF DIRECTORS AGREEMENT

THIS EMPLOYMENT AND BOARD OF DIRECTORS AGREEMENT is made effective as of March 20th, 2015, (the "Effective Date") by and between Agritek Holdings Inc. a Delaware Corporation and publically traded Company (the "Company") under the symbol “AGTK” and Justine Braune (the "Employee" or “Director”).

RECITALS

A. Company desires to obtain the services of Employee to serve on the Company’s Board of Directors (“BOD”) and as Chief Executive Officer (“CEO”) and President of the Company and the Employee desires to serve on the BOD and fulfill the duties as CEO and President upon the following terms and conditions.

B. Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business and goodwill.

C. The Proprietary Information may necessarily be communicated to or received by Director in the course of serving on the BOD for the Company or in the course of serving as CEO and President of the Company, and Company desires to obtain the services of Director, only if, in doing so, it can protect its Proprietary Information and goodwill.

D. Company does not, however, desire to receive from Director, or for Director to either induce the use of or use in connection with the performance of his duties as the CEO and President of the Company or as a member of the Company’s BOD, any information which is confidential to or ownership of which resides in a third party, whether acquired either prior to or subsequent to Director's retention hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Board Member, CEO and President. Company hereby retains Director to serve on its Board of Directors and to serve as the CEO and President of the Company. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating upon ninety (90) days prior written notice delivered by either party to the other for any reason, subject to the By-Laws of the Corporation. Upon any termination of the Services as provided in this Section 1, this Agreement shall terminate except that the provisions set forth in Section 2.b and Section 4 of this Agreement shall survive such termination.

2. Position, Duties, Responsibilities.

a. Duties. Director shall have the authority and duty to manage and conduct the business of the Company and such other duties and responsibilities as reasonably requested by the Company, including but not limited to the Services described in Exhibit A attached hereto (“Services”). Director shall devote Director’s commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Director shall also make himself available to answer questions, speak with shareholders, provide advice and provide Services to the Company upon reasonable request and notice from the Company. Director shall perform his duties faithfully and diligently and shall abide by the policies of the Company and any changes to them that may be adopted by the Company, except to the extent inconsistent with the terms of this Agreement.

b. No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Director is an officer and employee of the Company and not an agent, joint venturer, or partner of the Company for any purposes whatsoever. Director is skilled in providing the services identified in this Agreement. To the extent necessary, Director shall be solely responsible for any and all taxes related to the receipt of any equity compensation under this Agreement. Director hereby represents, warrants and covenants that Director has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Director will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Director is now or hereinafter becomes obligated.

Director agrees to deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

3. Compensation, Benefits, Expenses.

a. Compensation. As full and complete consideration of the Services to be rendered hereunder, the Company shall pay Director the Compensation described on Exhibit A attached to and incorporated in this Agreement.

b. Reimbursement of Expenses. Company shall promptly reimburse Director for any reasonable costs and expenses incurred by Director in connection with any Services specifically requested by Company and actually performed by Director pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $2,500, individually, Director receives prior approval from the Company’s Chief Financial Officer or other executive for such expenditure or cost, and (ii) with respect to costs less than $100, individually, provided Director furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost.

4. Proprietary Information; Work Product; Non-Disclosure.

a. Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, franchises, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the "Proprietary Information"). Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b. General Restrictions on Use. Director agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of Company), except (i) to the extent authorized and necessary to carry out Director's responsibilities under this Agreement, and (ii) after termination of this Agreement, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (i) information which Director can show was rightfully in his possession at the time of disclosure by Company; (ii) information which Director can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (iii) information which, at the time of disclosure, is generally available to the public.

c. Ownership of Work Product. All Work Product, as that term is defined in this Section 4.c., shall be considered work(s) made by Director for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Director agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, software, manufacturing of products, reports, and any other media, materials, or other objects produced as a result of Director's work or delivered by Director in the course of performing that work.

d. Return of Proprietary Information. Upon termination of this Agreement, Director shall upon written request by the Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Director's possession or under its control. Notwithstanding the foregoing, Director shall retain ownership of all works owned by Director prior to commencing work for Company hereunder, subject to Company's nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

e. Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company or Director under applicable state or federal law. At the request of Company, Director shall also execute Company's standard "Confidentiality Agreement" or similarly named agreement as such agreement is currently applied to and entered into by Company's most recent employees.

5. Miscellaneous.

a. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid; (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid; or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 5.a., except that any such change of address notice shall not be effective unless and until received.

If to the Company:

Agritek Holdings Inc.

319 Clematis Street, Suite 1080

West Palm Beach, FL. 33401

If to Director, to Director’s address as maintained by Company in Director’s personnel file.

b. Entire Agreement. This Agreement and any documents attached hereto as Exhibits, including but not limited to Exhibit A, constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c. Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for any and all disputes arising out of this Agreement shall be the City of Palm Beach, State of Florida.

e. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Director in the event of any breach or threatened breach of any such provisions by Director, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state and federal law.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement as of the date first above written.

COMPANY:	DIRECTOR:
Agritek Holdings Inc. a Delaware Corporation

By: __________________________________	Signature: ______________________

Name: ________________________________	Name: Justin Braune

Exhibit A to Board and Employment Agreement

As a member of the Board of Directors, you shall:

•	Participate in the daily operations of the Company as CEO and President;

•	Participate in monthly calls, which will last no more than 1 hour;

•	Participate in one annual full day retreat per calendar year; and

•	Be accessible to Company to provide guidance on business and technology strategy issues, including patents, business strategy, business alliances, advice and business development.

Compensation.

1. Base Salary. The Company shall pay to Director base salary compensation at an annual rate of not less than One-hundred Thousand Dollars ($100,000.00). Following the end of the Company’s fiscal year 2015, and annually thereafter, the BOD shall review Director’s base salary in light of the performance of Director and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Director’s annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal installments in accordance with the Company’s payroll practices in effect from time to time for executive officers, but in no event less frequently than bi-weekly.

2. Commission and Bonus Plan. In addition to Director’s Base Salary (as set forth in Section 1 above), Director shall be paid a monthly bonus equal to at least five percent (5%) of the monthly net sales of the Company (the “Monthly Bonus Payment”) for the immediately preceding month. The Monthly Bonus Payment shall be paid to Director within seven (7) calendar days of the end of each month for which Director has earned the Monthly Bonus Payment. Director shall have the option to receive the Monthly Bonus Payment in the form of a cash payment or Company stock equal in value to the amount of the Monthly Bonus Payment earned under this Section 2. The price of Company stock for purposes of this Section 2 shall be calculated based on the average fair market value of the Company stock for the month during which the Bonus Payment was earned. Director shall receive the Monthly Bonus Payment in the form of a cash payment under this Section 2 unless Director provides Company with written notice that the Monthly Bonus Payment should be paid in the form of Company stock. Such notice must be provided to Company no later than five (5) calendar days before the Monthly Bonus Payment is due and payable under this Section 2. If such notice is provided less than five (5) calendar days before the Monthly Bonus Payment is due, the Company shall pay the Monthly Bonus Payment in cash.

3. Issuance of Company Stock. In addition to Director’s Base Salary (as set forth in Section 1 above) and the Monthly Bonus Payments (as set forth in Section 2 above), the Company will grant to Director fifteen million (15,000,000) shares of the Company’s common stock in Director’s name to be held in escrow for the benefit of Director (the “Company Common Stock”). The Company Common Stock will vest, and the Company will release the Company Common Stock to Director, in accordance with the following vesting schedule:

a.	Company shall release to Director five million (5,000,000) shares of Company’s Common Stock, and such shares shall immediately vest in favor of Director, on the six-month anniversary of this Agreement (e.g., September 15, 2015); and
b.	Company shall release to Director the remaining ten million (10,000,000) shares of the Company’s common stock, and such shares shall immediately vest in favor of the Director, on the 12-month anniversary of this Agreement (e.g., March 15, 2016).

4. Participation in Company Stock Option Plan. In addition to Director’s Base Salary (as set forth in Section 1 above), the Monthly Bonus Payments (as set forth in Section 2 above) and the Issuance of Company Stock (as set forth in Section 3 above), Director shall be eligible to participate in any stock option plan maintained by the Company and available to other Company employees. Any stock options granted to Director under this Section 4 will be subject to the terms and conditions applicable to stock options granted under the Company’s stock option plan, as described in that stock option plan and the applicable stock option agreement.